Exhibit 10.7

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (this “Agreement”) is made and entered into by and between the following parties on December 24, 2020 in Shenzhen, the Peoples’ Republic of China (the “PRC” or “China”, which for the purpose of this Agreement, excludes the Hong Kong Special Administrative Region of the PRC, the Macau Special Administrative Region and Taiwan).

Party A: Shenzhen Weiyixin Technology Co., Ltd.

Address: Room 201, Building A, 1 Qianwan First Road, Shenzhen-Hong Kong cooperation zone, Shenzhen

Party B: Shenzhen Yitian Internet Technology Co., Ltd.

Address: Room 507, Building C, Longjing High-Tech Jingu business incubator, Longjing Village, Taoyuan Street, Nanshan District, Shenzhen

(Each of Party A and Party B shall be hereinafter referred to as a “Party” respectively, and as the “Party” collectively.)

WHEREAS:

(1)	Party A is a wholly foreign-owned enterprise established in PRC, and has the necessary resources to provide technical and consulting services;

(2)	Party B is a limited liability company established in PRC, engaging in online sales service of communication products, digital products, computer software and hardware, network products, gifts, office supplies and technology development service for communication products, digital products, computer software and hardware, network equipment, gifts, office supplies and network communication (the businesses conducted by Party B currently and any time during the term of this Agreement are collectively referred to as the “Principal Business”);

(3)	Party A is willing to provide Party B with technical support, consulting services and other services on exclusive basis in relation to the Principal Business during the term of this Agreement, utilizing its advantages in technology, human resources, and information, and Party B is willing to accept such services provided by Party A or Party A’s designee (s), each on the terms set forth herein.

Now, therefore, through mutual discussion, the Parties have reached the following agreements:

1       Services Provided by Party A

1.1	Party B hereby appoints Party A as Party B’s exclusive services provider to provide Party B with complete technical support, consulting services and other services during the term of this Agreement, in accordance with the terms and conditions of this Agreement, including but not limited to the following:

(1)	Licensing Party B to use any software legally owned by Party A;

(2)	Development, maintenance and updating of software involved in Party B’s business;

(3)	Design, installation, daily management, maintenance and updating of network systems, hardware and database design;

(4)	Technical support and training for employees of Party B;

(5)	Assisting Party B in consultancy, collection and research of technology and market information (excluding market research business that wholly foreign-owned enterprises are prohibited from conducting under PRC law);

(6)	Providing business management consultation for Party B;

(7)	Providing marketing and promotional services for Party B;

(8)	Providing customer order management and customer services for Party B;

(9)	Transfer, lease and disposal of equipments and assets; and

(10)	Other services requested by Party B from time to time to the extent permitted under PRC law.

1.2	Party B accepting such services provided by Party A. Party B further agrees that unless with Party A’s prior written consent, during the term of this Agreement, Party B shall not directly or indirectly accept the same or any similar services provided byany third party and shall not establish similar corporation relationship with any third party regarding the matters contemplated bythis Agreement. Party A may appoint other parties, who may enter into certain agreements described in Section 1.5 with Party B, to provide Party B with the services under this Agreement.

1.3	Party A has the right to verify the accounts of Party B regularly at any time. Party B shall keep the accounts in a timely and accurate manner and provide the accounts to Party A upon request. During the term of this Agreement and without violating the applicable laws, Party B agrees to cooperate with Party A and Party A's shareholders (including but not limited to audit of connected transactions and other various audits) in conducting audits, and provide Party A, Party A’s shareholders and/or its entrusted auditor with the relevant information and materials concerning the operation, business, clients, finance, employee and other matters of Party B and its subsidiaries, and consents to Party A’s shareholders disclosing such information and materials to satisfy the regulatory requirements of listed securities.

1.4	When Party B is liquidated or dissolved due to various reasons, to the extent permitted by PRC law, Party B shall appoint, a liquidation team composed of the personnel recommended by Party A, which shall manage the assets of Party B and its subsidiaries. Party B acknowledges that when Party B is liquidated or dissolved, whether or not this Agreement can be performed, Party B agrees to deliver to Party A all the remaining assets it acquires from the liquidation of Party B in accordance with the laws and regulations of PRC.

1.5	Service Providing Methodology

1.5.1	Party A and Party B agree that during the term of this Agreement, where necessary, Party B may enter into further service agreements with Party A or any other party designated by Party A, which shall provide the specific contents, methods, personnel, and fees for the specific services.

1.5.2	To fulfill this Agreement, Party A and Party B agree that during the term of this Agreement, where necessary, Party B may enter into equipment or property leases with Party A or any other party designated by Party A which shall permit Party B to use Party A's relevantequipment or property based on the needs of the business of Party B.

1.5.3	Party B hereby grants to Party A an irrevocable and exclusive option to purchase from Party B, at Party A’s sole discretion, any or all of the assets and business of Party B, to the extent permitted under PRC law, and at the lowest purchase price permitted by PRC law. The Parties shall then enter into a separate assets or business transfer agreement, specifying the terms and conditions of the transfer of the assets.

2       The Calculation and Payment of the Service Fees

2.1	The Service Fees under this Agreement shall be 100% of the gross profits of Party B on a consolidated basis in any fiscal year set off the accumulated losses of Party B and its subsidiaries for the previous fiscal years if any, and deduct necessary working capital, expenses, taxes and other statutory contributions in any fiscal year. Notwithstanding the foregoing, Party A may, in its sole discretion, adjust the scope and amount of the Service Fees in accordance with the PRC tax regulations and tax practices and by reference to Party B’s operating capital needs and Party B shall accept such adjustments.

2.2	Party A shall calculate the Service Fees on a monthly basis and issue invoice to Party B. Party B shall pay the Service Fees to the bank account designated by Party A within 10 working days after receiving the invoice, and will send the copy of payment voucher to Party A by fax or email within 10 working days after the payment. Party A shall issue the receipt within 10 working days after receiving the service fee. Notwithstanding the foregoing, Party A may adjust the payment time and terms of the Service Fees at its sole discretion. Party B shall accept such adjustment.

3       Intellectual Property Rights and Confidentiality Clauses

3.1	Party A shall have exclusive and proprietary ownership, rights and interests in and to any and all intellectual properties or intangible assets created or developed during the performance of this Agreement by the Parties (including but not limited to copyrights, patents, patent applications, software, technical secrets, trade secrets and others) (to the extent not prohibited by PRC laws). Unless expressly authorized by Party A, Party B shall not be entitled to any interest in or in any Intellectual Property Rights belonging to Party A used by Party A in connection with the provision of Services under this Agreement. Party B shall execute all appropriate documents, take all appropriate actions, submit all filings and/or applications, render all appropriate assistance and otherwise conduct whatever is necessary as deemed by Party A at its sole discretion for the purposes of vesting any ownership, right or interest of any such intellectual property rights and intangible assets in Party A, and/or perfecting the protections for any such intellectual property rights and intangible assets of Party A (including, without limitation, registering such intellectual property rights and intangible assets under the name of Party A).

3.2	The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance this Agreement are regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will be in the public domain (other than through the receiving Party's unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, directors, employees, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, directors, employees, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the shareholders, director, employees of or agencies engaged by any Party shall be deemed disclosure of such confidential information by such Party and such Party shall be held liable for breach of this Agreement.

4       Representations and Warranties

4.1	Party A hereby represents, warrants and covenants as follows:

4.1.1	Party A isa wholly foreign-owned enterprise legally established and validly existing in accordance with the laws of PRC; Party A or theservice providers designated by Party A will obtain all government permits and licenses for providing the service under this Agreementbefore providing such services.

4.1.2	Party A hastaken all necessary corporate actions, obtained all necessary authorizations as well as all consents and approvals from third partiesand government agencies (if required) for the execution, delivery and performance of this Agreement. Party A's execution, delivery and performance of this Agreementdo not violate any explicit requirements under any law or regulation binding on Party A.

4.1.3	This Agreement constitutes Party A’s legal, valid and binding obligations, enforceable in accordance with its terms.

4.2	Party B hereby represents, warrants and covenants as follows:

4.2.1	Party B is a company legally established and validly existing in accordance with the laws of PRC and has obtained andwill maintain all permits and licenses for engaging in the Principal Business in a timely manner.

4.2.2	Party B hastaken all necessary corporateactions, obtained all necessary authorizations as all consents and approvals from third partiesand government agencies (if required) for the execution, delivery and performance of this Agreement. Party B’s execution, delivery and performance of this Agreementdo not violate any law or regulation binding on Party A.

4.2.3	This Agreement constitutes Party B’s legal, valid and binding obligations, and shallbe enforceable against it.

5       Term of Agreement

5.1	This Agreementshall become effective upon execution by the Parties Duly. Unless terminated in accordance with the provisions of this Agreement or terminated in writing by Party A, this Agreementshall remain effective.

5.2	During the termof this Agreement, each Party shall renew its operation term prior to the expiration thereof so as to enable this Agreement toremain effective. This Agreementshall be terminated upon the expiration of the operation term of a Party if the application for the renewal of its operation term is not approved by the relevant government authorities.

5.3	The rights and obligations of the Parties under Sections 3, 6, 7 and this Section 5.3 shall survive the termination of this Agreement.

6       Governing Law and Resolution of Disputes

6.1	The formation, validity, interpretation, implementation of this Agreement and resolution of disputes hereunder shall be governed by and construed in accordance with the laws of the PRC.

6.2	Any dispute arising from the performance of this Agreement or in connection with this Agreement shall be entitled to submit the dispute to Shenzhen International Arbitration Court for arbitration in accordance with its then-effective arbitration procedures and rules. The arbitration tribunal shall consist of three arbitrators appointed in accordance with arbitration rules. The claimant shall appoint one arbitrator, and the respondent shall appoint one arbitrator. The third arbitrator shall be appointed by the above two arbitrators through consultation or by Shenzhen International Arbitration Court. The arbitration shall be conducted confidentially and the language of the arbitration shall be Chinese. The arbitration award shall be final and binding on both Parties. The arbitration tribunal or arbitrators may, if appropriate, award damages, injunctive relief (including, but not limited to, necessary for the conduct of the business or compulsory transfer of assets) with respect to the equity interests, assets, property interests orland assets of the Parties, or propose winding up ofthe Parties, pursuant to the dispute resolution clause and/or applicable PRC laws. Furthermore, during the period in which the arbitral tribunal is constituted, the Parties shall have the right to apply for the grant of interim relief in any competent court (including PRC, HK and Cayman courts).

6.3	During the course of arbitration, the Parties shall continue to have their other rights hereunder and perform their obligations hereunder, except for the parts under arbitration under the dispute of the Parties.

7       LIABILITY FOR BREACH OF CONTRACT AND INDEMNIFICATION

7.1	If Party B conducts any material breach of any term of this Agreement, Party A shall have the right to (1) terminate this Agreement and require Party B to fully indemnify all damages; or (2) require specific performance of Party B’s obligations herein and require Party B to fully indemnify all damages; this Section 7.1 shall not prejudice any other rights of Party A herein.

7.2	Unless otherwise required by applicable laws, Party B shall not have any right to terminate this Agreement in any event.

7.3	Party B shall indemnify and hold harmless Party A from any losses, injuries, obligations or expenses caused by any lawsuit, claims or other demands against Party A arising from or caused by the services provided by Party A to Party B pursuant this Agreement, except where such losses, injuries, obligations or expenses arise from the gross negligence or willful misconduct of Party A. SECTION 5.02. Headings.

8       Force Majeure

8.1	In the case of any force majeure events (“Force Majeure”) such as earthquake, typhoon, flood, fire, flu, war, strikes or any other events that cannot be predicted and are unpreventable and unavoidable by the affected Party, which directly or indirectly causes the failure of either Party to perform or completely perform this Agreement, then the Party affected by such Force Majeure shall not be liable for such non-performance or partial performance. However, the affected Party shall give written notice to the other Party without any delay and shall provide details of the Force Majeure event within 15 days after sending out such written notice, explaining the reasons for such failure of, partial or delay of performance.

8.2	If such Party claiming Force Majeure fails to notify the other Parties and furnish them with proof pursuant to the above provision, such Party shall not be excused from the non-performance of its obligations hereunder. The Party so affected by the event of Force Majeure shall use reasonable efforts to minimize the consequences of such Force Majeure and to promptly resume performance hereunder whenever the causes of such excuse are cured. Should the Party so affected by the event of Force Majeure fail to resume performance hereunder when thecauses of such excuse are cured, such Party shall be liable to the other Party.

8.3	In the eventof Force Majeure, the Parties shall immediately consult with each other to find an equitable solution and shall use all reasonableendeavours to minimize the consequences of such Force Majeure.

9       Notices

9.1	All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission. A confirmation copy of each notice shall also be sent by email. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

9.1.1	Notices given by personal delivery (including express courier) shall be deemed effectively given on the date of signature;

9.1.2	Notices given by registered mail (postage prepaid) shall be deemed effectively given on the 15th day after the date set forth on the return receipt of the registered mail;

9.1.3	Notices given by facsimile transmission shall be deemed to have been received on the date shown on the facsimile, provided that if such facsimile is sent after 5.00 p.m. or on a non- working day in the place of delivery, the notice shall be deemed received on the next working day shown on the date of delivery.

9.2	For the purpose of notices, the addresses of the Parties are as follows:

Party A: Shenzhen Weiyixin Technology Co., Ltd.

Address: []

Attn: []

Facsimile: []

E-mail: []

Party B: Shenzhen Yitian Internet Technology Co., Ltd.

Address: []

Attn: []

Facsimile: []

E-mail: []

9.3	Any Party may change its address for notices by a notice delivered to the other Party in the manner set forth herein.

10       Assignment

10.1	Without Party A’s prior written consent, Party B shall not assign its rights and obligations under this Agreement to any third party.

10.2	Party B agrees that Party A may assign its obligations and rights under this Agreement to any third party and in case of such assignment, PartyA is only required to give written notice to Party B but does not need any consent from Party B for such assignment.

11       Miscellaneous

11.1	In theevent that one or several of the provisions of this Agreement are found to beinvalid, illegal or unenforceable in any aspect in accordance with any laws orregulations, the validity, legality or enforceability of the remainingprovisions of this Agreement shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

11.2	Any amendments and supplements to this Agreement shall be in writing. The amendment agreements and supplementary agreements that have been signed by the Parties and that relate to this Agreement shall be an integral part of this Agreement and shall have the same legal validity as this Agreement.

11.3	This Agreement shall be executed in duplicate, each Party shall have one.

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IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Business Cooperation Agreement as of the date first above written.

Shenzhen VIYI Technology Co., Ltd. (Seal)

By:
Name:
Title:

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Business Cooperation Agreement as of the date first above written.

Shenzhen Yitian Internet Technology Co., Ltd. (Seal)

By:
Name:
Title: